EXHIBIT 10.3

FORM OF

STOCK OPTION AGREEMENT

THIS AGREEMENT is made by and between The Colonial BancGroup, Inc., a corporation organized under the laws of Delaware (hereinafter referred to as “BancGroup”), and [Name] (hereinafter referred to as “Optionee”).

WHEREAS, Optionee is a valued and trusted employee of BancGroup (or a subsidiary of BancGroup), and BancGroup considers it desirable and in its best interest to grant Optionee an option to purchase the Common Stock of BancGroup, par value $2.50 per share (the “Stock”), pursuant to BancGroup’s 2001 Long-Term Incentive Plan (the “Plan”), adopted by the BancGroup’s Board of Directors on January 17, 2001, and ratified by the stockholders of BancGroup on April 18, 2001.

NOW, THEREFORE, in consideration of the premises, it is agreed by and between the parties as follows:

1.	Grant of Option.

BancGroup grants to Optionee the right, privilege, and option to purchase [Number of Options] shares of Stock at the purchase price of $[Price] per share in the manner and subject to the conditions hereinafter provided and as provided in the Plan. The effective date of this option is [Grant Date] (which date is the date on which this option was granted by the Committee or such later date designated by the Committee).

2.	Time of Exercise, Vesting Schedule and Type of Option.

(a) Except as set forth herein, the aforesaid option may be exercised at any time after it vests with the Optionee, and from time to time, in whole or in part, until the termination thereof as provided in Section 4 below.

(b) The options granted herein shall vest, provided the Optionee is employed on the anniversary dates set forth herein, and be exercisable, pursuant to the following vesting schedule: 20% on the first anniversary of the effective date of this option, 40% on the second anniversary of the effective date of this option, 60% on the third anniversary of the effective date of this option, 80% on the fourth anniversary of the effective date of this option, and 100% on the fifth anniversary of the effective date of this option.

(c) If the aggregate fair market value of stock (determined as of the date the option is granted) exercisable for the first time during any calendar year exceeds the aggregate dollar limitation in effect under Section 422(d) of the Internal Revenue Code of 1986, as amended (the “Code”) (this limit is $100,000 as of the grant of this option), then the options for shares that exceed such dollar limitation shall vest in accordance with subsection (b) above and shall be exercisable as non-qualified stock options. A table setting forth the vesting schedule and the anticipated type of option (whether incentive or non-qualified) is attached hereto as Schedule A.

3.	Method of Exercise.

The option shall be exercised by written notice directed to BancGroup’s Investor Relations Department, Colonial Financial Center, One Commerce Street, Montgomery, Alabama, 36104, accompanied by a certified or cashier’s check in payment of the option price for the number of shares specified and paid for. BancGroup shall deliver such shares as soon as reasonably possible, provided that if any law or regulation requires BancGroup to take any action with respect to the shares specified in such notice before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to take such action.

4.	Termination of Option.

Except as herein otherwise stated, the option, to the extent not theretofore exercised, shall terminate upon the first to occur of the following dates:

(a) the expiration of three (3) months after the date on which Optionee’s employment by BancGroup, or any of its subsidiaries, is terminated (except if such termination be by reason of death or Disability);

(b) the expiration of twelve (12) months after the date on which Optionee’s employment by BancGroup, or any of its subsidiaries, is terminated, if such termination be by reason of Optionee’s Disability;

(c) in the event of Optionee’s death while in the employ of BancGroup, or any of its subsidiaries, or during the three-month period described in paragraph 4(a) hereof or during the one-year period described in paragraph 4(b) hereof, and before the option otherwise lapses, the option shall lapse one year after the date of the appointment of a personal representative for such deceased Optionee’s estate. Upon the Optionee’s death, any exercisable option granted hereunder may be exercised by the Optionee’s estate or anyone who has acquired the option pursuant to the laws of descent and distribution;

(d) the [Term Date] (being the expiration of ten (10) years from the effective date of this option).

Notwithstanding any provision herein to the contrary, if Optionee’s employment is terminated as a result of deliberate, willful, or gross misconduct as determined by the Board or the Committee, all rights under this option shall terminate and expire upon such termination.

5.	Rights Prior to Exercise of Option.

This option is non-transferable by Optionee, except in the event of Optionee’s death as provided in Section 4(c) above, and during Optionee’s lifetime is exercisable only by Optionee. Optionee shall have no rights as a stockholder with respect to the option shares until payment of the option price and delivery to Optionee of such shares as herein provided.

6.	Incorporation by Reference.

This Agreement is subject to, and incorporates by reference, all terms of the Plan. A copy of the Section 10(a) Prospectus for the Plan has been furnished to the Optionee, the receipt of which the Optionee hereby acknowledges. All terms capitalized herein shall have the same meaning given to such terms in the Plan unless specified otherwise herein.

7.	Status of Option.

This option is intended to be an Incentive Stock Option under Section 422 of the Code. It is anticipated, however, that certain of the options granted pursuant to this Agreement, possibly in combination with prior incentive stock option awards, may be exercisable for the first time during a calendar year in excess of the aggregate dollar limitation contained in Section 422(d) of the Code. Consequently, such options that exceed such aggregate dollar limitation shall vest in accordance with Section 2(b) above and shall be exercisable as non-qualified stock options as set forth on Schedule A attached hereto.

8.	Binding Effect.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed.

THE COLONIAL BANCGROUP, INC.

By:
Sarah H. Moore, Senior Executive Vice President and Chief Financial Officer

[Optionee Name] [SSN]

SCHEDULE A

Date of Grant:	[Date]
Total Grant:	[Options Granted]
Exercise Price per Share:	$[Price]

VESTING SCEDULE

Date	Number of shares (%)	Type of Option

[1st Vest Date]	Shares Vesting (% of grant)	ISO / NQSO

[2nd Vest Date]	Shares Vesting (% of grant)	ISO / NQSO

[3rd Vest Date]	Shares Vesting (% of grant)	ISO / NQSO

[4th Vest Date]	Shares Vesting (% of grant)	ISO / NQSO

[5th Vest Date]	Shares Vesting (% of grant)	ISO / NQSO